Exhibit 15.4

Jingtian & Gongcheng

34/F, Tower 3, China Central Place

77 Jianguo Road, Chaoyang District, Beijing China

To:

NaaS Technology Inc. (the “Company”)

Newlink Center, Area G,

Building 7, Huitong Times Square,

No.1 Yaojiayuan South Road,

Chaoyang District,

Beijing, China

April 17, 2026

Dear Sir or Madam,

We have acted as legal advisors as to the laws of the People’s Republic of China to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the fiscal year ended December 31, 2025 and any amendments thereto, or the Annual Report. We hereby consent to the use and reference of our name and our opinions and views under the heading “Item 3. Key Information”, in the Annual Report, which will be filed with the SEC in the month of April 2026. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng